A Strategic Combinaton of the Top Two Commercial Lenders
Creating the Only Super Regional Korean-American Bank in the U.S.

News Release

BBCN AND WILSHIRE ANNOUNCE SHAREHOLDER APPROVALS OF MERGER

-- Merger of Equals Scheduled for Completion on July 29, 2016 --

LOS ANGELES - July 14, 2016 - BBCN Bancorp, Inc. (NASDAQ: BBCN) (“BBCN”) and Wilshire Bancorp, Inc. (NASDAQ: WIBC) (“Wilshire”) today jointly announced that each company’s shareholders voted in favor of the proposed merger of equals between the two companies. Approximately 85% and 75% of the total outstanding shares of BBCN’s and Wilshire’s common stock, respectively, voted in favor of the merger.

BBCN and Wilshire also announced that the merger transaction is scheduled for completion at the close of business on July 29, 2016, subject to the satisfaction of other customary closing conditions. Following the signing of a definitive merger agreement effective December 7, 2015, the companies jointly announced on May 17, 2016 the receipt of all regulatory approvals to move forward with the merger.

As previously announced, the combined company will be named “Hope Bancorp, Inc.” upon merger completion, and its wholly owned subsidiary will operate under the new name of “Bank of Hope.” Wilshire shareholders will receive 0.7034 shares of BBCN common stock in exchange for each share of Wilshire common stock. The exchange ratio is fixed and the transaction is intended to qualify as a tax-free reorganization for Wilshire shareholders. On an unaudited pro forma basis as of March 31, 2016, the combined organization would have total assets of $13.1 billion, total loans receivable of $10.1 billion and total deposits of $10.3 billion.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $8.1 billion in assets as of March 31, 2016. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 50 branches in California, New York, New Jersey, Illinois, Washington and Virginia; eight loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California, Annandale, Virginia, Portland, Oregon and Fremont, California; and a representative office in Seoul, Korea. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

About Wilshire Bancorp, Inc.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 35 branch offices in California, Texas, Alabama, Georgia, New Jersey, and New York. Wilshire Bancorp also operates five loan production offices of which three are utilized primarily for the origination of loans under the Small Business Administration lending program located in Colorado, Georgia, and Washington, and two that are utilized primarily for the origination of residential mortgage loans located in California. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of Los Angeles, New York, New Jersey and Texas. For more information, please go to www.wilshirebank.com.

Forward-Looking Statements

This press release contains statements regarding the proposed transaction between BBCN Bancorp and Wilshire Bancorp and the expected timetable for completing the transaction. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of BBCN Bancorp, Wilshire Bancorp and the combined company, as well as the businesses and markets in which they do and are expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess and are not guarantees of future performance and. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect BBCN’s and Wilshire’s financial results and business, described in documents that the companies file from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Contacts:
For BBCN Bancorp: Angie Yang SVP, Director of IR & Corporate Communications 213-251-2219 angie.yang@BBCNbank.com	For Wilshire Bancorp: Alex Ko EVP & Chief Financial Officer 213-427-6560 alexko@wilshirebank.com